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                                                                    Exhibit 99.1
                                  PRESS RELEASE

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FOR FURTHER INFORMATION CONTACT:                      ONCOR, INC.
Jose Coronas,                                         209 Perry Parkway
  Chairman and Acting CEO                             Gaithersburg, MD 20877
Cecil Kost,                                           (301) 963-3500
  President and COO                                   Fax (301) 926-6129
John Coker                                            email: ir@oncor.com
  Chief Financial Officer
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FOR IMMEDIATE RELEASE

      ONCOR, INC. ANNOUNCES FURTHER RESTRUCTURING PLANS
      FOCUS ON SALE OF ASSETS AND PARTNERSHIPS TO GENERATE CASH

GAITHERSBURG, MARYLAND -- SEPTEMBER 30, 1998 . . . ONCOR, INC. (AMEX: ONC) Oncor Inc. (the "Company") announced today a number of developments relating to the Company. First, Perseus Capital, LLC has withdrawn its Letter of Intent to acquire the assets of Codon, Inc., a wholly owned subsidiary of the Company. As a result, Codon will substantially cease all operations as of October 1, 1998. The Company is actively seeking the immediate sale of the intellectual property and other assets of Codon and anticipates that no material charges will result from such a sale. Oncor has been notified by a creditor which holds the Company's $4 million secured note due October 31, 1998 that it deems this event to be a material adverse event, and therefore an event of default. Pursuant to its rights in an event of default, the creditor has made a demand for acceleration of the note. The creditor and the guarantors, who comprise a group of significant shareholders, investment funds and certain directors of the Company, have agreed that the guarantors will acquire the note and the rights thereunder from the creditor immediately.

The Company has developed and instituted a plan supported by the guarantors whereby the Company has reduced its scope of operations and on-going operating expenses and is seeking to generate sufficient cash to repay the secured note, meet its obligations to trade creditors and preferred stockholders, create shareholder value and maintain continuing operations. The Company is seeking cash through the sale of assets, including intellectual property, and through strategic alliances. Pursuant to this plan, the Company has reduced its employment by approximately 30 people, will curtail substantially all of its external research programs and cut back portions of its marketing efforts. The Company will maintain manufacturing, selling and internal research and development activities.

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The guarantors are currently supporting the Company in its plan by supplying working capital in accordance with the plan and not exercising their rights to immediate repayment of the note. The guarantors could withdraw their support at any time and demand immediate repayment of the note. Since the Company currently has no significant cash reserves available, such action would likely force the Company to file for reorganization or liquidation in bankruptcy. Such action would also likely cause the Company to immediately cease all operations.

As previously announced by Oncormed Inc., Gene Logic Inc. completed its acquisition of Oncormed on September 28, 1998. In connection therewith, Oncor received approximately 420,000 shares of Gene Logic common stock which are subject to certain previously disclosed 60-day transfer prohibitions and 12-month restrictions and are pledged under the note. The closing price of Gene Logic stock was $4.00 per share on September 29, 1998.

Separately, R. James Danehy announced that he has elected not to become Chief Executive Officer of Oncor before year-end, as had been previously expected and reported. Danehy intends to remain as Vice Chairman of the Board of Directors. Jose Coronas will continue as the Chairman of the Board of Directors of the Company.

Oncor develops, manufactures and markets gene-based test systems and related products for use in the detection and management of cancer and other human disease. Additional information may be obtained at http://www.oncor.com.

This press release contains statements of a forward-looking nature regarding future events. These statements are only predictions and actual events may differ materially. Please refer to documents that Oncor files from time to time with the Securities and Exchange Commission (including the Company's Form 10-Q filed on August 14, 1998) for a discussion of certain factors that could cause actual results to differ materially from those contained in the forward-looking statements.

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